Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES MAY CASH DISTRIBUTION

DALLAS, Texas, May 18, 2018 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.054973 per unit, payable on June 14, 2018, to unit holders of record on May 31, 2018.

This month’s distribution increased from the previous month due to an increase in oil and gas production, offset by a slight decline in pricing for the month of March.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 55,246 barrels of oil and 319,493 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 20,941 barrels of oil and 122,074 Mcf of gas. The average price for oil was $59.53 per bbl and for gas was $2.91 per Mcf. This would primarily reflect production and pricing for the month of March for oil and the month of February for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $4,218,527. Deducted from these would be the Lease Operating Expense (LOE) of $1,843,803, taxes of $272,894 and Capital Expenditures (CAPEX) of $56,822 totaling $2,173,519 resulting in a Net Profit of $2,045,008 for the month of April. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,533,756 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	55,246	319,493	20,941	122,074	*	$59.53	$2.91	**
Texas Royalties	20,882	20,360	18,074	17,596	*	$60.49	$6.91	**

Prior Month
Waddell Ranch	51,211	290,070	18,064	104,117	*	$60.28	$3.17	**
Texas Royalties	21,392	23,348	18,589	20,261	*	$61.36	$6.47	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 20,882 barrels of oil and 20,360 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 18,074 barrels of oil and 17,596 Mcf of gas. The average price for oil was $60.49 per bbl and for gas was $6.91 per Mcf. This would primarily reflect production and pricing for the month of March for oil and the month of February for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,403,836. Deducted from these were taxes of $176,266 resulting in a Net Profit of $1,227,570 for the month of April. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,166,192 to this month’s distribution.

General and Administrative Expenses deducted for the month were $140,144 resulting in a distribution of $2,562,227 to 46,608,796 units outstanding, or $0.054973 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian Basin Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

The estimated net proved reserves, as of January 1, 2018, attributable to the Trust from the properties appraised are approximately 4.6 million barrels of oil and 10.5 billion cubic feet of gas with a future net value of approximately $245,571,100 with a discounted value of $129,909,800.

With the estimated quantities of this year’s reserve estimate of 4.6 million barrels of oil and 10.5 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 8 to 11 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 15, 2018 and is available to all unitholders at this time on the SEC website.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/.

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Contact:         Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839